UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): November 9, 2006

Hanger Orthopedic Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
(Address of principal executive offices (zip code))

301-986-0701
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)     Resignation of Director. On November 9, 2006, William Floyd resigned as a director of Hanger Orthopedic Group, Inc. (the “Company”) in order to pursue a personal opportunity.

(d)     Appointment of New Director. On November 9, 2006, Bennett Rosenthal was appointed to fill the vacancy on the Board of Directors of the Company created by the above-reported resignation of William Floyd. Mr. Rosenthal is a founding member of Ares Management, LLC, which, together with its affiliated managers, manages the Ares Corporate Opportunities Fund, L.P. (“Ares COF”), a private securities investment fund. Prior to joining Ares Management, LLC, Mr. Rosenthal was a Managing Director in the Global Leveraged Finance Group of Merrill Lynch and was responsible for originating, structuring and negotiating many leveraged loan and high yield financings. Mr. Rosenthal was also a senior member of Merrill Lynch’s Leveraged Transaction Commitment Committee. Mr. Rosenthal is a member of several Boards of Directors including the Boards of Directors of Ares Capital Corporation, Ameriqual Group LLC, Aspen Dental, Douglas Dynamics, LLC, Marietta Corporation and National Bedding Company LLC.

        On May 26, 2006, Ares COF purchased 50,000 shares of the Company’s newly issued Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) for $50 million. The Convertible Preferred Shares are convertible at the option of the holder into shares of Common Stock at an initial conversion price of $7.56 per share or at the option of the Company upon satisfaction of certain conditions. Reference is also made to the various beneficial ownership filings with the SEC respecting, among other things, the investment by Ares COF in the Company’s Convertible Preferred Stock as well as recently purchased shares of the Company’s Common Stock. Mr. Rosenthal was appointed to fill the vacancy on the Board pursuant to the letter agreement, dated May 26, 2006, entered into by the Company and Ares COF in connection with that transaction.

        It is expected that Mr. Rosenthal will serve on the Nominating and Corporate Governance Committee of the Board of Directors of the Company.

        Pursuant to the Company’s 2003 Non-Employee Directors’ Stock Incentive Plan, Mr. Rosenthal will be granted 4,250 restricted shares (reflective of the partial year of service) of the Company’s Common Stock on November 15, 2006, which is the fourth business day following the date on which he was appointed to the Board. The shares will be subject to a three-year vesting period. If he ceases to be a director of the Company prior to the date which is three years after the date of grant of such restricted shares (other than because of death, total and permanent disability, a change in control of the Company or his resignation following the completion of no less than five years of service on the board), then he will forfeit all such unvested restricted shares unless such unvested shares vest on or before the date which is 90 days after such termination of service as a director. However, in the event of the termination of his service prior to the end of such three-year vesting period by reason of total and permanent disability, death, a change in control of the Company or such director’s resignation following the completion of no less than five years of service on the board, then such restricted shares shall vest immediately at that time.

        In addition, Mr. Rosenthal will be entitled to receive $15,000 representing the pro-rata portion of the $30,000 annual director fee to which directors are entitled for a full year of service.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ George E. McHenry George E. McHenry Executive Vice President and Chief Financial Officer

Dated: November 13, 2006

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